SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 19, 2002

Andersen Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-1460 (Commission File Number)	06-0659863 (IRS Employer Identification No.)

405 Park Avenue

Suite 1202

New York, New York 10022

(Address of Principal (Zip Code)

Executive Offices)

Registrant's telephone number, including area code (212) 826-8942

Item 5. Other Events and Regulation FD Disclosure

The Board of Directors of Andersen Group, Inc. ("the Company") announced that it has confirmed its willingness to exchange its common stock for new shares of Moscow Broadband Communication Ltd ("MBC") common stock to be issued pursuant to a MBC Rights Offering. MBC, a privately held company which is presently 25% owned by the Company, has issued rights to its shareholders to acquire up to 6,250 shares of its common stock at $800 per share for total proceeds of up to $5,000,000. Pursuant to the Company's previously announced exchange offer, each MBC share may be exchanged into 150 shares of the Company's common stock if other closing conditions are met.

If all the MBC Rights are fully subscribed, Andersen will issue an additional 937,500 shares over previously announced amounts, and the entire MBC exchange will total up to 3,187,500 shares of the Company's common stock.

The Company's Board stated that the completion of the purchase of the 50% of CC-TV not held by MBC as outlined in the agreements signed April 30, 2002 is contingent upon approximately $5,000,000 of additional capital being raised, including the amounts that may be raised pursuant to the MBC Rights Offering or from other outside sources. Additionally, the purchase of the CC-TV shares is also contingent upon the exchange of substantially all of the MBC common shares into Company common stock and other closing conditions.

The Board stated that the additional capital was required in order for the Company to provide equity capital to ZAO ComCor-TV ("CC-TV") to enable it complete the wiring of the Central Administrative Region of Moscow and fund its operating plan, and also to provide the Company with additional working capital to meet its operating and debt service requirements.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This Form 8-K contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve risks and uncertainties and the actual outcome may differ materially from these statements. These statements include and relate to the Company's consummation of its proposed transactions with the Moscow Broadband Communication, Ltd. shareholders and Asinio Commercial Ltd. (ACL) and the consummation of the transaction between ACL and COMCOR. All forward-looking statements included in this report are based upon information available to the Company as of the date hereof and the Company disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Andersen Group, Inc.

(Registrant)

Date: July 19, 2002 /s/ Andrew M. O'Shea

Name: Andrew M. O'Shea

Title: Chief Financial Officer